Exhibit 99.1

The Middleby Corporation Completes Acquisition of CookTek LLC

ELGIN, Ill.--(BUSINESS WIRE)--April 27, 2009--The Middleby Corporation (NASDAQ:MIDD) today announced it has acquired CookTek LLC (“CookTek”), a leader in the manufacture of induction cooking and warming systems for the commercial foodservice industry with approximately $10 million in annual sales. The purchase price for the acquisition was $9 million, which was financed under Middleby’s senior revolving credit facility. Further payments are due to the seller under an earnout arrangement to the extent certain financial performance targets are achieved. The addition of CookTek’s induction line of cooking and warming systems complements Middleby’s existing portfolio of innovative technologies.

Induction technology uses electromagnetic energy to heat metal cookware and other warming devices. Cooking and warming with induction technology offers significant performance advantages over traditional heating methods:

  Energy is directly transferred to the metal pan or warming device resulting in significantly faster performance than traditional cooking and warming methods.
  Induction cooking is 30% to 50% more efficient than traditional gas and electric ranges. In addition, when you remove the pan from the induction cooking surface, the cooktop immediately goes into standby mode, providing even greater savings as compared to gas ranges which often remain on throughout the day, even when not in use.
  Induction is safer than gas or other electric surfaces since there is no open flame, hot coil or other radiant heat source to ignite fumes or flammable materials.
  Traditional gas or electric ranges produce significantly greater amounts of ambient heat in the kitchen increasing building cooling costs. Induction results in almost no ambient heat resulting in a cooler kitchen and reduced costs.
  Induction cooking can be utilized without a vent or hood.

Selim A. Bassoul, Middleby Chairman and Chief Executive Officer, said, “Customers continue to seek out 'green technologies' that provide more energy efficient cooking and warming solutions. The two acquisitions we have completed this year, Turbochef and CookTek, both provide eco-friendly equipment that reduce energy consumption, while cooking at greater speeds. Additionally, both these technologies provide customers with a cooking solution that does not require a hood or ventilation system, providing significant savings over traditional cooking equipment.”

“We anticipate the demand for induction cooking technology will increase and is in the early stages of gaining a broader market acceptance. CookTek is recognized as the leading brand in this emerging segment, and is well positioned to capture the growing demand for this technology. We believe Middleby’s global selling organization will facilitate the growth of this technology in the foodservice industry,” said Mr. Bassoul.

Mr. Bassoul further continued, “We are very excited to have the CookTek team, lead by Bob Wolters, joining the Middleby organization. Bob will continue to lead CookTek as the President of this division. Bob and his team have done an exceptional job introducing induction technology in the foodservice industry and have created unique applications for a number of major restaurant chain customers. Bob is well respected within the industry and will be a great addition to our team.”

Statements in this press release or otherwise attributable to Middleby regarding its business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Middleby cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. These risks are detailed from time-to-time in Middleby's SEC filings.

The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used for commercial food cooking, preparation and processing. The company's leading equipment brands serving the commercial foodservice industry include Blodgett®, Blodgett Combi®, Blodgett Range®, Bloomfield®, Carter Hoffman®, CookTek®, CTX®, frifri®, Giga®, Holman®, Houno®, Jade®, Lang®, MagiKitch'n®, Middleby Marshall®, Nu-Vu®, Pitco Frialator®, Southbend®, Star®, Toastmaster®, Turbochef®, and Wells®. The company’s leading equipment brands serving the food processing industry include Alkar®, MP Equipment®, and RapidPak®. The Middleby Corporation was recognized by Business Week as one of the Top 100 Hot Growth Companies of 2007, by Crain’s Chicago Business as one of the Fastest 50 Growth Companies in 2007, and by Forbes as one of the Best Small Companies in 2008.

CONTACT:
The Middleby Corporation
Darcy Bretz, 847-429-7756
Investor and Public Relations
Tim FitzGerald, 847-429-7744
Chief Financial Officer